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On July 20, 2006, H. J. Heinz Company issued the attached press release.
“The Good Food Company”
FOR RELEASE UPON RECEIPT
HEINZ BOARD PRESENTS AT CTW INVESTOR FORUM
GUARANTEES STRONG ACCOUNTABILITY TO SHAREHOLDERS
COMMITS ON KEY GOVERNANCE INITIATIVES
PITTSBURGH, July 20, 2006 – Five independent directors of Heinz, including presiding director Tom Usher, along with representatives of Heinz management, presented a comprehensive plan for ensuring shareholder accountability and performance at an investor forum hosted by the CtW Investment Group (“CtW”) today. In a 44-page presentation (available online at www.heinzsuperiorvalue.com) the Heinz Board reiterated the following key messages:
•	The current Heinz Board works for, and represents, all shareholders;
•	The Board has overseen a significant transformation of the Company and the Board since 1998;
•	The Board has been hands-on in the development of the Company’s growth plan and believes Heinz is on the right track and has the right plan for maximizing shareholder returns;
•	The Board listens carefully to shareholders and has established a governance record near the top of the S&P 500;
•	The Board has been very receptive to recommendations from Heinz shareholders on how to further enhance its oversight;
•	The Board has and will hold management accountable.
In contrast, the Board noted that Trian and Nelson Peltz have a flawed plan, a flawed slate and a flawed governance record. The Board stressed its view that the Peltz strategy would take Heinz off track and would be highly detrimental to the long term interests of the Heinz shareholders.
Separately, the Board outlined an important five-point plan for additional governance initiatives that the Board has committed to, based on its recent dialogue with CalPERS and other significant Heinz shareholders.
Speaking on behalf of the Board, Tom Usher stated: “We very much appreciate the opportunity that CtW has provided us to address the important issues affecting Heinz and its shareholders. The independent directors at Heinz have been working hard to ensure that Heinz maintains the highest governance standards and we are fully committed to holding management accountable to

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all Heinz shareholders. Organizations such as CtW provide a critical link between the Board and our important shareholder constituencies.”
Mr. Usher also released the text of a recent letter that he delivered on behalf of the Heinz Board to CalPERS setting forth the Board’s strong commitment to working with all key shareholder constituencies and serving their interests best. Heinz’s commitments to CalPERS are intended to benefit all Heinz shareholders and will focus on five key areas of governance reform:
1.	Adopting “majority voting” in the election of Directors.

2.	Recommending that Heinz shareholders reduce supermajority voting provisions from 80% to 60%.

3.	If Heinz were to adopt a shareholder rights plan, the Company would seek shareholder approval within one year of the date of adoption.

4.	A commitment to hold regular meetings between Heinz’s independent directors and key shareholders.

5.	A commitment to add up to two additional independent directors to the Board through the Board’s normal governance and nomination processes. Mr. Usher noted in this respect that the Heinz Board has routinely sought to add new, strong and independent voices to the Board and that Messrs. Drosdick and Reilley were added to the Board in the past seven months. Mr. Usher indicated that the Heinz Board is open to suggestions that CalPERS and other shareholders may have concerning new independent director candidates, subject to the strong Corporate Governance Guidelines and Independence Standards that have been established at Heinz. The Board reaffirmed its position that none of the nominees put forth by Trian meet these important criteria.
Mr. Usher, on behalf of the Heinz Board, thanked shareholders for their open and frank dialogue. He also reaffirmed the Board’s position that it is committed to working with all constructive shareholder constituents, as Heinz continues to build shareholder value for the benefit of all Heinz shareholders.
The CtW Investment Group works with benefit funds sponsored by unions affiliated with Change to Win, a federation of unions representing more than 6 million workers; these funds have over $180 billion in assets and have indicated that they are substantial long-term Heinz shareholders. Heinz greatly appreciates the opportunity afforded the Board by CtW to participate in today’s investor forum, with co-sponsors that include Connecticut Retirement Plans and Trust Funds, Illinois State Board of Investment, Los Angeles City Employees Retirement System, New York City Controller’s Office, and New York State Common Retirement Fund.
# # #

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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:
•	sales, earnings, and volume growth,

•	general economic, political, and industry conditions,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier relationships,

•	currency valuations and interest rate fluctuations,

•	change in credit ratings,

•	the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

•	approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

•	the ability to successfully complete cost reduction programs,

•	the results of shareholder proposals,

•	the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

•	the ability to effectively integrate acquired businesses, new product and packaging innovations,

•	product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

•	changes in estimates in critical accounting judgments and other laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the possibility of an impairment in Heinz’s investments, and

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•	other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended May 3, 2006.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.
On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz’s definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz’s Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s Schedule 14A filed with the Securities and Exchange Commission on July 18, 2006.
ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM) is one of the world’s leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:
Jack Runkel:	412-456-6034

Introduction
Key Messages from the Board
Heinz Board of Directors is Independent, Engaged and Holding Management Accountable
Composition of Heinz Board 1997-2006
Heinz Board of Directors
Heinz Board of Directors
Corporate Governance Comparison
Trian's "Proposed Trade" of Board Members
Peltz and May - History of Alleged Self Interest
Key Messages from Management
We Have Focused the Company On 3 Core Categories
Our Board Holds Us Accountable and We Have Significantly Upgraded Talent
We Have Implemented World-Class Systems
FY03-FY06 Performance Trends
EPS Trends
FY03-FY06 Performance Trends
Operating Free Cash Flow ($MM) (1)
Total Shareholder Returns Have Outpaced the Peer Average
Trian Has Carefully Selected Dates and Neglected the DLM Spin-Off and Quarterly Dividends When Portraying Heinz Returns
Business Turnaround
U.S. Consumer Products Blueprint
Customers Now Expect Heinz to Lead
Heinz Ketchup
Focused on Growing What We Own
Vision
Heinz Two-Year Plan is a Continuation of the Strategy Established in FY2002
P&L Goals (1)
Balance Sheet Expectations
Cash Flow Goals (1)
Expected Q1 Results
Trian Proposal - Overview
The Trian Proposal - Key Issues
Trian Nominees - Other Considerations
Our Conclusion
Safe Harbor Provisions For Forward-Looking Statements
Safe Harbor Provisions For Forward-looking Statements (Continued)
Appendix
Recent Trading Activity by W. R. Johnson - The Facts
Heinz Share Ownership Requirements
Heinz Continues to Effectively Deploy Capital Spending
Overview of Advertising Spending
There Are Three Key Pillars Of Board Oversight At Heinz, Combined With Continuous Performance Measurement
We Have Reduced Debt Even After Dividends and Share Repurchases

On July 20, 2006, H. J. Heinz Company delivered the attached presentation to investors.

H.J. Heinz Board and Management Meeting with CtW Investment Group July 20, 2006

Introduction We appreciate the opportunity to meet with you In attendance today from Heinz: Board Management Tom Usher Bill Johnson - Chairman, Pres., & CEO Dean O'Hare Art Winkleblack - EVP/CFO Mary Choksi Dave Moran - EVP N. America Ede Holiday Scott O'Hara - EVP Europe Chuck Bunch We are here to discuss the issues you raised

Key Messages from the Board The Board: Works for, and represents, all shareholders Has overseen a significant overhaul of the Company and the Board Directed the development of the Company's plan and believes the Company is on the right track Listens carefully to shareholders and has established a governance record near the top of the S&P 500 Is very open to recommendations on how to further improve its oversight Will hold management accountable Heinz strongly believes that Peltz has a flawed and risky plan, a poor slate and would not improve Heinz's prospects

Heinz Board of Directors is Independent, Engaged and Holding Management Accountable Talented, diverse, engaged and independent Board Comprehensive executive sessions of independent directors, chaired by the Presiding Director, at every board meeting Current strategic direction established in FY2002 Nine meetings in the last 18 months on strategy A board that values fresh perspectives Two Board members are new within the past seven months One-third of the Board is new within the last three years 10 out of 12 are new since 1997 Many have long track record of leadership positions with major multinational companies Majority have experience serving as directors on the boards of other large public companies

Composition of Heinz Board 1997-2006 Tom Usher, Presiding Director, was named Head of the Governance Committee in October 2001 Sept '00 WRJ Assumed Chairmanship

William R. Johnson Chairman, President and CEO, H.J. Heinz Co. (2000-present) President and CEO, Heinz (1998-2000) Former directorships with Clorox, Georgia Pacific, PNC Financial Services and Amerada Hess Corp Involved in various charitable activities including Helen Keller and Alzheimer's Leonard S. Coleman, Jr. Former President of the National League of Professional Baseball Clubs (1994-1999) Other Directorships include Omnicom Group Inc., Cendant Corporation, Electronic Arts Inc., Churchill Downs Incorporated, Aramark Corporation Chairman of the Jackie Robinson Foundation Former Chairman of the Board of Trustees of the Presiding Bishop's Fund for World Relief and the United States; Former Chairman of the Bishop Tutu Scholarship Fund Director of the Children's Defense Fund, The Metropolitan Opera, the Schumann Fund and Little League Baseball John G. Drosdick Chairman, President, and CEO of Sunoco, Inc. (2000-present) Other Directorships include United States Steel Corporation Trustee of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts Chairman of the Board of Trustees of Villanova University Edith E. Holiday Attorney; Operating Trustee, TWE Holdings I and II Trusts (2002-present) Assistant to the President of the United States and Secretary of the Cabinet (1990-1993) General Counsel of the United States Department of the Treasury (1989-1990) Other Directorships include Amerada Hess Corporation, RTI International Metals, Canadian National Railway Company, and White Mountain Insurance Group, Ltd., and director or trustee of various investment companies in the Franklin Templeton group of mutual funds Presiding Director of H.J. Heinz Co. (2003-present) Retired Chairman and CEO of US Steel Corporation (2002-2006) Chairman of the Board and CEO, USX Corporation (1995-2001) Other Directorships include PNC Financial Services Group, PPG Industries, Non-Executive Chairman at Marathon Oil Corporation Board of Trustees of the University of Pittsburgh Board of Directors of the Boy Scouts of America Thomas J. Usher (Presiding Director) Heinz Board of Directors Chairman and CEO, PPG Industries (2005-present) Director and Chairman of the Federal Reserve Bank of Cleveland Vice Chairman of the Board of Directors of the National Association of Manufacturers Member of the University of Pittsburgh's Board of Trustees Charles E. Bunch

Dean R. O'Hare Former Chairman and CEO, The Chubb Corporation (1988 until his retirement in November 2002) Other Directorships include AGL Resources, Inc., Fluor Corporation, DFA Capital Management and Proudfoot Consulting Vice Chairman of The United States Council on International Business and has served as a member of the President's Trade Advisory Committee Chairman of the Board of Seapass Co-Chairman of the Hospital for Special Surgery in New York, a Trustee and Chairman of the Finance Committee of St. Benedict's Preparatory School in New Jersey, Trustee of the University of Dublin in Ireland and a Trustee of the Intrepid Museum in New York Lynn C. Swann Pennsylvania gubernatorial candidate (current) Chairman, President's Council on Physical Fitness and Sports (2002-2005) Director on the Hershey Entertainment and Resorts Company Board President, Swann Inc. (1976-present) Football and sports broadcaster, ABC Sports (1976-2006) Former board president of Big Brothers and Sisters of America and former Director of the Pittsburgh Ballet Theatre Dennis H. Reilley Chairman and CEO of Praxair (2000-present) EVP and COO of E.I. DuPont de Nemours & Co. (1997-2000) Other Directorships include Marathon Oil Company and the Conservation Fund Member of the US Department of Energy's Electricity Advisory Board Former Chairman of the American Chemistry Council Candace Kendle Chairman and CEO, Kendle International (1981-present), a Global provider of Clinical Development, Regulatory Affairs, Biometrics and Late Phase solutions for the biopharmaceutical industry Recognized in 2001 by Worth Magazine as one of the nation's top 25 female CEOs Managing Director of Strategic Investment Partners and Emerging Markets Investors Corporation (1987-present) Trustee of The National Museum of Women in the Arts Member of the Governing Board of the St. Albans School Mary C. Choksi Peter H. Coors Vice Chairman, Molson Coors Brewing Company (2005-present) Chairman, Coors Brewing Company (2000-present) Other Directorships include U.S. Bancorp and Energy Corporation of America Member of the Board of Directors of the University of Colorado Hospital Trustee and Member of the Executive Board of the Denver Area Council of the Boy Scouts of America Heinz Board of Directors

Corporate Governance Comparison By ISS standards, Heinz ranks at the top of all major companies regarding corporate governance: Outperformed 97.7% of the companies in the S&P 500 Outperformed 99.1% of the companies in the food, beverage and tobacco group By comparison, Triarc ranks in the bottom quartile of their small- cap peer group We have the highest standards and recently took steps to further increase our commitment and enhance accountability In our view, Triarc, Mr. Peltz and Mr. May have problematic governance records We believe any representation from the Trian Group would not add value and would be divisive, disruptive and unproductive If Good Governance Is Part Of The Test, We Believe That The Current Board Should Be Supported

Trian's "Proposed Trade" of Board Members

Remove:			Add:	
Incumbent	**Date on Board**	**Background**	**Nominee**	**Background**
John Drosdick	2006	CEO of Sunoco, Inc. 40 years of operating experience	**Mike Weinstein**	Chairman of "Innov 8" - No disclosed sales or profits Former employee of Nelson Peltz
Charles Bunch	2003	CEO of PPG Industries Chairman of Federal Reserve Bank of Cleveland Vice Chairman of Nat'l Assoc. of Manufacturers	**Peter May**	Peltz partner for 30 years Publicly censured by London Stock Exchange
Mary Choksi	1998	Successful entrepreneur MD of $30B Strategic Investment & Emerging Markets Groups Veteran Executive of World Bank	**Greg Norman**	Professional golfer Quit GPS Industries Board as he was too busy Close personal friend of Peltz
Peter Coors	2002	Chairman, Coors Brewing Vice Chairman Molson Coors Director of US Bancorp Strong Consumer Marketer	**Ed Garden**	No Operating Experience Son-in-law of Nelson Peltz
Dennis Reilly	2006	CEO of Praxair Named one of the "Best CEO's in America" by Institutional Investor magazine	**Nelson Peltz**	Publicly Censured by the London Stock Exchange Compensation at Triarc deemed "excessive" (at 396% of median) by Proxy Governance Group

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Triangle/ American Can Peltz and May - History of Alleged Self Interest Mountleigh Group PLC Triarc Companies, Inc. Peltz and May compensation Sued by shareholders for allegedly covertly reserving the right to award compensation in excess of that approved by shareholders Settled by forfeiting $5 mm of personal compensation and 775K options Sale of American Can to Pechiney Shareholders sued for alleged fraud, breach of fiduciary duties and violation of US securities laws Settled shareholder lawsuits for $70mm+ Issue Company Sale of shares to Getty Trust Censured by London Stock Exchange for improper trading Sued by Getty trust alleging fraud Settled shareholder lawsuit for an undisclosed amount 1988 1991 2000 Year In Our View, Nominees Do Not Meet Heinz's Corporate Governance Standards

Key Messages from Management We have dramatically transformed and strengthened the company Our TSR exceeds that of our peer average since the Del Monte spin-off in 2002, both pre and post Trian activity We have an aggressive but achievable plan that will maximize shareholder returns We believe Trian's plan is unrealistic and their nominees introduce undue risk to the board overseeing implementation of our plan

We Have Focused the Company On 3 Core Categories Divestitures and Acquisitions - FY02 to FY06 Divestitures Acquisitions Net Sales 3 0.6 FY06 Continuing Ops Revenue Other 4% KCS 41% Meals and Snacks 45% IF 10% Total FY06 Sales = $8,643 mm Annualized Revenue (Billions)

Our Board Holds Us Accountable and We Have Significantly Upgraded Talent Role Incumbent Background EVP Europe Chief Information Officer SVP, Asia EVP, NA Consumer Products COO, US Foodservice MD, Italy MD, Continental Europe MD, UK VP, NA Supply Chain EVP and CFO VP Strategy Scott O'Hara Karen Alber Chris Warmoth Dave Moran Mike Hsu Stefano Clini Roel Van Neerbos Dave Woodward Bob Ostryniec Art Winkleblack Dave Ciesinski Gillette PepsiCo Coca Cola, P&G Heinz, P&G, Clorox Heinz, Booz Allen Procter & Gamble Procter & Gamble Gillette Black & Decker, GE PepsiCo, AlliedSignal E&Y Consulting, Scott Paper

We Have Implemented World-Class Systems Enterprise Resource Planning Trade Spending Operational Planning Financial Reporting Activity System SAP Siebel MEI Trade Winds Manugistics Hyperion Implementation overseen by a strong CIO with experience at Quaker, SAP and PepsiCo

FY03-FY06 Performance Trends Top-line growth Cost of sales SG&A Operating income EPS Metric FY03-FY06 Continuing operations CAGR of 6.3% $450 million productivity gains, offset by fuel and commodity inflation Outside of Europe, excluding Zimbabwe, CAGR of 8.5% Europe flat Held flat at 21.2% of sales, despite: fuel, pension, RSU, IT and SOX costs Lower costs than peer average FY03-FY05 CAGR of 7.4% FY06 decline due to non-core divestitures

With the DLM Spin-off in FY03 and non-core divestitures in FY06, we focused on our core categories, resulting in a smaller, but stronger business Special charges facilitated the required downsizing to focus the organization EPS Trends Disc. Ops 0.00 0.25 0.07 0.05 0.59 0.00 0.00 Special Items (0.03) (0.46) 0.00 (0.26) (0.80) 0.00 0.00 Reported EPS 2.36 1.82 2.27 2.13 1.89 2.35 2.54 FY 02 FY 03 FY 04 FY 05 FY 06 FY07E FY08E EPS 2.39 2.03 2.2 2.34 2.1 2.35 2.54 DLM Spin-off Non-Core Sales We are now done with material divestitures and are accountable for driving consistent growth, with no special charges EPS CAGR 7.4% CAGR 10.0%

FY03-FY06 Performance Trends Working capital Cash generation Cash to shareholders ROIC Use of leverage 36 day reduction in CCC from FY02-FY06 led the industry Cash flow from operations of $4.4bn 4 Year Record in Heinz 137 year history ROIC (excluding special items) of 14.5% in FY06 Arithmetic peer average of 16.2% Weighted peer average of 11.7% Returned $4.2Bn value to shareholders Del Monte dividend, annual dividends and share repurchases Net debt to EBITDA at 2.5x for FY06 Peer average at 1.8x Metric FY03-FY06

FY 01 FY 02 FY 03 FY 04 FY 05 FY 06 OFCF 95 678 752 1017 920 844 Operating Free Cash Flow ($MM) (1) Cash flow from operations, less capital spending as reported in 10K at end of each fiscal year. % of Sales 1.0% 7.2% 9.1% 12.1% 10.3% 9.8% Heinz's average OFCF as a % of sales during the last three years ranks 3rd out of 11 companies in our peer group (behind Pepsi--#1--and Wrigley--#2) FY03-06 marks the best four year period in the Company's history

Total Shareholder Returns Have Outpaced the Peer Average Heinz S&P Food Group S&P Food Group w/Kraft 0.189 0.16 0.114 We are appropriately focused on total shareholder return (TSR) while Trian ignores dividends and value of DLM spin-off Heinz strategy has been to focus on 3 core businesses, requiring us to get smaller to get better Divested $3 billion of non- core revenue Other food companies now following this strategy Through 2/3/06 (1) TSR Since DLM Spin-Off (12/20/02) Discussion (1) Day prior to activist involvement in Heinz stock

Trian Has Carefully Selected Dates and Neglected the DLM Spin-Off and Quarterly Dividends When Portraying Heinz Returns Bill Johnson became President of H.J. Heinz on June 12, 1996 $100 invested that day grew to be worth $162 by Feb 6, 2006 (the day before activist involvement) That same $100 investment, as of today, is worth $203 (7/13/06), largely reflecting successful completion of our non-core divestitures and increasing momentum in the business We Know That Our Job Is To Accelerate Total Shareholder Return (TSR)

Business Turnaround NORTH AMERICAN CONSUMER PRODUCTS FY03 FY06 CAGR Change NACP Cases Net Sales Operating Income SG&A D&A $ Sales/Salaried Emp. 138 $2,114 $452 20.2% 21.1% $1.57 164 $2,554 $590 18.1% 17.5% $2.01 +25 +$440.1 +$138 -210 bpts -360 bpts +$0.44 +6% +7% +9% -4% -6% +8% HNA* OFCF QOWC $528 15.0% $654 10.7% +$126 -430 bpts +7% -11% * Includes U.S. Foodservice

Consumer Proposition Benefits Price Taste, brand equity, pkg, innovation, in-store conditions Shelf & promoted price ? ? Step 1 What problem are we trying to solve? Fix the problem Market the Fix U.S. Consumer Products Blueprint Step 2 Step 3

Condiments Potatoes Frozen Snacks Gravy Premium Pasta Sauce Nutritional Meals #2 #2 #3 #1 #1 #3 #1 #1 #1 #1 #1 #2 YESTERDAY TODAY Customers Now Expect Heinz to Lead '02 '06

Heinz Ketchup

Strong Financial Results

	FY03-06 CHG
Volume	+17%
Sales	+23%
Income	+34%

Driven by

Clear Consumer Success

	FY03	FY06	CHG
Loyalty (%)	68.7	71.8	+5%
% Vol from Innovation	9.0	16.0	+77%
% ACV in Vertical Brand Block	75%	90%	+20%

Factors Driving Ketchup Performance

Product Innovation



Packaging Innovation




Triple Pack
Certified Organic Tomato Ketchup
Picnic Pack

Product Superiority

	Win vs. Hunts*
Consumer Preferred	✓
Appearance	✓
Taste/Flavor	✓
Texture	✓

* Significant at 90% confidence level.
Source: CSS May, 2006

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Focused on Growing What We Own Growth = Jobs Added 15MM cases in union facilities in 3 years Added +10% new jobs ? Heinz's long-standing relationship with unions Most are 30+ years old +50% of production population unionized Union facilities in 8 states CA, OH, PA, NJ, IL, MI, OR, IA No strike in 44 years at existing facilities ? Wages and Benefits Wages: About +3.5% Incentives for Success: 3-5% of pay ? Production is increasing in - Massillon, OH; Fremont, OH; Muscatine, IA; Ontario, OR ? Acquisitions Maintained union status Recognized all agreements

Vision Our vision is to deliver long-term top-tier total shareholder returns: Delighting our consumers and customers Engaging the hearts and minds of our employees Driving long-term growth by becoming the leader in... ...3 core categories ...6 core geographies, and ...5 emerging markets (RICIP) Establishing world-class capabilities - people, processes, systems Driving strong growth in sales, cash and earnings Using cash flow to drive value for shareholders

Reduce Costs to Improve Margins Grow the Core Portfolio Generate Cash to Deliver Superior Value Key Operational Initiatives Heinz Two-Year Plan is a Continuation of the Strategy Established in FY2002 Reduce SG&A costs Optimize trade spend Integrate the global supply chain Increase innovation Reinvest in our business Accelerate growth in foodservice Grow in emerging markets: RICIP Improve working capital Prioritize capital spending Optimize capital structure and payout policy

P&L Goals (1) FY06 Growth vs Pro forma FY06 Cont. Ops Pro forma(2) FY07 FY08 Sales ($MM) 8,643 8,400 +3-4% 4%+ Gross Margin 36.8% 37.4% 38.1% 38.5% SG&A - Consumer Mktg. 3.1% 3.2% 3.6% 4.0% - Other SG&A 18.1% 18.6% 18.0% 17.5% Operating Margin 15.6% 15.6% 16.5% 17.0% Tax Rate 31.4% 31.7% 30.0% 32.0% EPS ($) 2.10 2.13 2.35 2.54 H.J. Heinz Co June 1, 2006 Presentation (2) The Pro Forma amounts adjust the results from continuing operations to: exclude special items, and exclude the sales and profits from businesses that did not qualify for discontinued operations treatment apply the proceeds from divestitures to debt and share repurchases as if the transactions had occurred at the beginning of FY06, and include the impact of adopting FAS 123(R) at the beginning of FY06.

Balance Sheet Expectations Pro-forma FY07 FY08 EBITDA ($MM) 1,560(1) 1,675 1,790 Debt/EBITDA (x) 2.8 2.7 2.6 OFCF/Debt 20% 18% 18% After-Tax ROIC 14.5% 15.5% 16.0% Maintain Investment Grade Credit Rating The Pro Forma amounts adjust the results from continuing operations to: exclude special items, and exclude the sales and profits from businesses that did not qualify for discontinued operations treatment apply the proceeds from divestitures to debt and share repurchases as if the transactions had occurred at the beginning of FY06, and include the impact of adopting FAS 123(R) at the beginning of FY06. (2) OFCF Based on Total Heinz including Discontinued Operations (3) Total Heinz, excluding special items, including discontinued operations (3) (2)

Cash Flow Goals (1) FY06 FY07 FY08 Cash Conversion Cycle (Days) 56 53-54 51-52 Capital Spending (% Net Sales) 2.5% 2.5-3.0% 2.5-3.0% Operating Free Cash Flow ($MM) 863 800 850 Dividends ($) 1.20 1.40 60% Payout Ratio Share Repurchase 823 $1 Billion (1) H.J. Heinz Co June 1, 2006 Presentation. (2) Calculated on a total company basis. (2) Approx.

Expected Q1 Results Volume Growth of More Than 3% Sales Growth of More Than 6% Operating Income Growth of Approximately 10% EPS Growth Near 20% The Transformation Steps We Have Taken Over The Last Four Years Are Paying Off And Driving Performance 61

Trian Proposal - Overview Trian's plan is superficial and unrealistic 1. Lacks a timeframe for implementation 2. Lacks implementation costs/restructuring charges 3. Does not consider fuel, commodity or wage inflation 4. Lacks specific and/or original initiatives to achieve growth or cost reduction goals 5. Is based on flawed assumptions/logic and improper benchmarking Bottom Line: We Think Trian Has Not Offered New Or Value-added Ideas

Reduce Trade Spending by $300 mm The Trian Proposal - Key Issues $175 mm of COGS productivity Reduce SG&A by $400mm Target reduction is greater than entire labor / benefit expense in G&A $800mm higher than Heinz 2-yr goal On brink of junk bond status Likely accretion only $0.02, before impact of unrealistic cost savings No recognition of negative volume impact No recognition of impact on customer relationships Ramifications Target Share Repurchase of $1.8bn with accretion of $0.26 Only 2/3rds of 2-year goal set by Heinz (1) No date is specified as to when these targets would be achieved (1)

Trian Nominees - Other Considerations In Our View: Trian's nominees are not independent of each other and can be expected to act as a bloc By virtue of ownership/control of Arby's and significant influence at Wendy's, Peltz and May are competitors to our largest foodservice customers The nominees have little experience in Europe (or in Asia), where most of Heinz issues / opportunities exist

Our Conclusion Heinz Trian Nominees Has driven an activist agenda for four years - portfolio, balance sheet, talent and systems Has dramatically revamped the board with exceptional, independent leaders Has driven top-tier cash flow performance and TSR ahead of peers over last 3 1/2 years Has a clear strategy and a definitive plan to execute the strategy Will hold management fully accountable for delivering this plan Have not demonstrated ability to work collaboratively Have not brought any value-added ideas Have an unrealistic plan for Heinz Have poor governance record and history of putting their interests ahead of other shareholders Have deep inter-relationships which we believe will ensure that they vote as a bloc Have a history of "renting, not owning" Have a strategy, we believe, to gain control of the board with no premium to shareholders

Recent Commitment to CalPERS We recently committed to CalPERS to: Adopt "majority voting" in the election of directors Recommend that shareholders reduce supermajority voting provisions from 80% to 60% If a rights plan were to be adopted, we would gain shareholder approval within one year of adoption Add up to two new directors that meet our strong governance standards Hold regular meetings between our independent directors and key shareholders We've Met With Many Shareholders, Including Calpers, And As A Result Have Embraced These Provisions To Further Strengthen Governance And Accountability

Safe Harbor Provisions For Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals, the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,

Safe Harbor Provisions For Forward-looking Statements (Continued) the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency, cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Risk Factors and Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 3, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws. On July 10, 2006, Heinz began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain an additional copy of Heinz's definitive proxy statement and any other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement are available for free at Heinz's Internet Web site at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz's proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available in Heinz's Schedule 14A filed with the SEC on July 18, 2006.

Appendix

Recent Trading Activity by W. R. Johnson - The Facts 277,487 options were issued to Mr. Johnson in June 1996 and due to expire on June 11, 2006 On March 28, 2006, Mr. Johnson adopted a 10b5-1 plan, which provided for the exercise of these expiring options with the intention of retaining all of the proceeds in Heinz Common Stock after taxes, strike price and associated transaction costs During June 2-7, 2006, Mr. Johnson exercised the 277,487 options and rolled all of the proceeds, after taxes, strike price, and transaction costs, into Heinz shares This transaction increased Mr. Johnson's holding of Heinz stock.

Heinz Share Ownership Requirements Share ownership requirements exceed typical market practice Requirements: Number of Position Shares CEO 200,000 EVP 100,000 SVP 50,000 VP-D 20,000 VP-E 15,000 CEO exceeds the policy requirement by approximately 3.75 times Executives who have not yet met their ownership requirements must invest at least 75% of the after-tax proceeds from any sale back into Heinz stock until the requirement is met

Heinz Continues to Effectively Deploy Capital Spending The company invested relatively heavily in the 1990s for strategic infrastructure improvements 1990 - 2001 2002 - 2006 FY 03 FY 04 FY 05 FY 06 OFCF 0.045 0.025 752 1017 920 844 These earlier investments, combined with appropriate fiscal discipline and general excess capacity in the industry, have facilitated lower spending in the last 5 years Average Capital Spending as a % of Sales

McCormick ConAgra Hershey Heinz Kraft General Mills Sara Lee Peer Avg Kellogg's Wrigley Net Sales Growth 0.017 0.024 0.026 0.032 0.039 0.042 0.046 0.049 0.084 0.11 Overview of Advertising Spending Latest Fiscal Year Advertising - % of Sales(1) (1) Source is Compustat and represents advertising expense per SEC definition. Campbell's information not available. Heinz Advertising Spending excluding Foodservice is 3.7% of Net Sales (2) Represents total SG&A spending less advertising expenses as defined by the SEC. Campbell's information not available. 19.0% 19.2% 23.9% 24.6% 24.6% 18.0% 17.3% 17.2% 16.3% Hershey Kraft General Mills Heinz Peer Avg Kellogg's Sara Lee McCormick Wrigley Industry Estimated SG&A Excluding Advertising - % of Sales(2)

Performance Measurement Strategic Plan Annual Operating Plan People and Organization Plan There Are Three Key Pillars Of Board Oversight At Heinz, Combined With Continuous Performance Measurement Presiding Director, Thomas J. Usher leads all executive sessions of the independent board, which are held at each board meeting Strategic Plans are Reviewed Each Winter at a 3-Day Board Session Annual Operating Plans are Reviewed in the Spring and are the Basis for Management Incentives The Board links pay to performance; no LTIP paid in FY05 and FY06 People and Organization Plans are Reviewed in Early Summer (Succession Plans Reviewed Twice Per Year) Monthly CFO Letters Measure Performance versus Plan and Prior Year Capital allocation decisions evaluated on an ongoing basis Board Committee Self-Assessments Completed in September

We Have Reduced Debt Even After Dividends and Share Repurchases FY02 FY03 FY04 FY05 FY06 FY 06 OFCF 5671 5256 4974 4695 4412 844 Debt(1) ($MM) Debt/EBITDA 3.7 3.3 3.1 2.8 2.8 Debt/Capital 77% 81% 72% 63% 68% S&P Rating A A A A A-(2) (1) $325 million of Heinz Finance Preferred Stock is included in debt for all periods. (2) In June 2006 S&P changed the rating to BBB+

On July 19, 2006, H. J. Heinz Company issued the attached letter to CalPERS.
WORLD HEADQUARTERS
600 Grant Street
Pittsburgh, Pennsylvania 15219-2857

July 19, 2006
Mr. Fred Buenrostro
Chief Executive Officer
CalPERS
Lincoln Plaza North
400 Q Street
Sacramento, CA 95814
Dear Mr. Buenrostro:
On behalf of the entire Board of Directors of H.J. Heinz Company, I would like to thank you for the time that CalPERS afforded us on July 10, 2006 to address the important matters affecting Heinz and its shareholders. I and the other independent directors at Heinz have been working hard these past several years to ensure that Heinz maintains the highest governance standards and we are fully committed to holding management accountable to you and all of the Heinz shareholders. We are very proud of the accomplishments that the Board has made and of the high governance ratings which we have received from ISS and others. As we discussed, we also recognize that there is always more that we can be doing to enhance our relationship with our key shareholder constituencies and to best serve their interests. After all, as we discussed in our July 10th meeting, we work for the shareholders and want to make sure that you are fully satisfied with the efforts we are making on your behalf.
In this regard, I very much appreciate your follow up letter in which you outline the additional corporate governance improvements that we discussed at our July 10th meeting. I have reviewed these matters with the full Board of Directors of Heinz and hereby confirm that the Heinz Board is pleased to reiterate our strong commitment to being a leader in corporate governance practices. Accordingly, the Heinz Board has instructed me to confirm our commitments to the following:
     1. The Heinz Board is fully supportive of adopting a policy on majority voting in the election of directors. We would propose to adopt a majority voting policy immediately following this year’s annual meeting and to support amendments to the Heinz by-laws in 2007 reflecting this policy.
     2. The Heinz Board will also recommend that shareholders amend the supermajority voting provisions set forth in the Company’s charter to reduce the voting requirements from an 80 percent threshold to a 60 percent threshold as you have suggested. These amendments would be presented for shareholder approval at the Company’s annual meeting in 2007.
Mailing Address: H. J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230-0057
Telephone: 412 456 5700/ FAX: 412 456 6128

July 19, 2006
Mr. Fred Buenrostro

     3. The Heinz Board will also agree to adopt a rights plan policy specifying that, in the event that the Heinz Board ever determined that it was desirable and in the best interest of the shareholders for Heinz to adopt a rights plan to protect Heinz shareholders against a specified threat, the Board would agree to submit any such rights plan for shareholders approval within one year of the date of its adoption. In 2007, we will support amendments to the by-laws to reflect this policy.
     4. As we mentioned in our meeting, the Heinz Board has routinely sought to add new, strong and independent voices to the Board. Messrs. Drosdick and Reilley were added to the Board in just the past seven months. We are fully open to adding up to two additional independent directors to the Board through our Board governance and nomination processes and are open to any suggestions that you or other shareholders may have concerning new independent director candidates subject to the strong Corporate Governance Guidelines and Independence Standards we have established at Heinz.
The Heinz Board appreciates the positive input we have obtained from CalPERS in our recent meetings and is committed to maintaining an open and ongoing dialogue with CalPERS through regular ongoing meetings between representatives of the Board (including myself). We would propose regular annual face to face meetings, to be supplemented by phone conversations or additional face to face meetings, if needed, at any additional appropriate intervals you may desire. All subjects are open for constructive dialogue including our pay-for-performance compensation model.
The Heinz Board is committed to holding management accountable for the planned operational improvements we have outlined to our shareholders. We too look forward to a continuing open and constructive dialogue with you and all of our shareholders concerning our progress and performance.
We very much appreciate your suggestion that I and other members of the Board attend the meeting in Washington, D.C. scheduled for Thursday, July 20th that is being hosted by Bill Patterson of CtW Investment Group. We have committed to CtW that we will be in attendance and look forward to seeing the representative of CalPERS that will be in attendance at that meeting.

July 19, 2006
Mr. Fred Buenrostro

We appreciate our open and frank dialogue. We are committed to serving your interests and the interests of all Heinz shareholders and we are dedicated to working with you as we continue to build shareholder value for the benefit of all Heinz shareholders.

Very truly yours,

/s/ Thomas J. Usher
Thomas J. Usher
Presiding Director

     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material.
Heinz Ketchup a Weapon in Proxy Fight
By Daniel Lovering AP Business Writer
July 18, 2006
PITTSBURGH (AP) — H.J. Heinz Co., embroiled in a fierce proxy battle with Nelson Peltz, has employed a table-tested weapon in its latest rebuke to the activist investor — ketchup.
At an employee meeting Tuesday, the company distributed bottles of its signature product with labels urging them to re-elect the firm’s slate of directors and reject those nominated by Peltz and his partners.
Peltz and his New York-based Trian Group, an investment firm that owns 5.5 percent of Heinz’s shares, are seeking to add his board nominees to implement an aggressive plan designed to boost shareholder returns.
In a series of tit-for-tat maneuvers, the food and condiment maker has dismissed the plan as flawed, charging that it would cripple the company, and unveiled a growth strategy of its own.
Chief executive Bill Johnson told the Pittsburgh company’s 1,200 local workers the nominees “are wrong for Heinz, wrong for Heinz employees, retirees and shareholders and wrong for Pittsburgh,” a company statement said.
While it isn’t possible to know how many employees own shares in the company, Heinz considers its workers ambassadors, company spokesman Michael Mullen said.
Heinz also issued a Top 10 list of so-called reasons to vote with a white card, in favor of the company’s directors, rather than a yellow card sent to investors by Peltz ahead of the company’s Aug. 16 annual shareholder meeting.
Labels affixed to the familiar ketchup bottles handed out at Tuesday’s meeting read: “White card is the right card.”
At the top of Heinz’s list of reasons to vote against Peltz, the company said it “has the right Board, the right plan, the right management team and the right employees.” It also said its growth plan was working and had increased shareholder value.
Trian Group has charged that Heinz has been “very poorly managed” in recent years and asked that shareholders elect its five board nominees to the company’s 12-member board.
Heinz earlier rejected an appeal by Trian for board representation and accused its investors of acting out of self-interest.
The meeting came a day after Heinz issued a statement calling the campaign by Peltz and Trian “a thinly-disguised grab for control of Heinz” and arguing that their board candidates lack meaningful experience.
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